Exhibit 10.58
THE WALT DISNEY COMPANY
Schedule of Provisions for Certain
Stock Option Awards
Pursuant to the 2011 Stock Incentive Plan
(For Employees in the U.S.)

This schedule sets forth the following additional terms of the stock option award (the “Stock Option Agreement”) made to you:
Section 1. Stock Option Award. The stock option award gives you the opportunity to purchase the number of shares of Common Stock (“Shares”) of The Walt Disney Company (“Disney”) specified for your award on the Disney Equity Awards Online website accessible via the Equity Awards module on My Disney TEAM (located on the Personal tab for domestic employees or the International tab for international employees) or directly at www.benefits.ml.com. The exercise price for such award is the average of the highest and the lowest market prices for the Common Stock on the Date of Grant as determined pursuant to the Plan.
Section 2. Vesting and Exercisability. Stock option awards generally vest as to 25% of the total number of shares covered by the award on each of the four following anniversary dates of the Date of Grant, subject to the optionee’s continued employment and to the other terms and conditions of the Plan and the award.* Your stock option award may not be exercised with respect to any portion thereof which is not vested at the time of exercise.
Section 3. Expiration of the Option. Provided your employment does not terminate, your stock option award will expire ten (10) years from the Date of Grant. You should refer to the prospectus covering this award and familiarize yourself with the various Plan provisions that affect your right to exercise after termination of employment. Except under certain circumstances and unless otherwise stated in the Appendix (as defined in Section 12 below), you will generally have the right of continued vesting and exercisability for three months following the date of termination of your active employment (such period as it may hereinafter be extended in certain circumstances as provided below being the “Extended Vesting and Exercisability Period”), and any shares that vest during the Extended Vesting and Exercisability Period will be exercisable during such period (or, under certain circumstances, for such longer period as may be provided by the Plan).
Section 4. Extended Vesting and Exercisability.
(a) In the event that your employment with Disney or an Affiliate thereof terminates for any reason other than death or “cause” (as further provided in the Plan) at a time when (i) you have attained the age of sixty and have completed at least ten consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant of this stock option, then unless otherwise stated in the Appendix (as defined in Section 12) and notwithstanding any other term or provision hereof, the Extended Vesting and Exercisability Period shall continue until the earlier of five years from the date of termination of your active employment or the expiration date of this stock option award; provided, however, that in the event of your death during such period, all remaining unvested portions of this stock option award shall vest immediately upon such event and thereafter all remaining unexercised portions of this stock

* The vesting dates for your award are set forth on the website(s) referred to herein at the Grant Detail page, which may be accessed by clicking on the hyperlink for the award on the left-hand side of the Grant Summary page.

option award shall be exercisable until the earlier of the expiration of 18 months from date of death or the expiration date of this stock option award. For purposes of the foregoing, “Service Year” shall mean any full 12-month period during which you were continuously employed by Disney or an Affiliate thereof. In determining the total number of consecutive Service Years that you have been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.
(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) you are employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting and/or exercisability of any stock option award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 4 shall be interpreted and applied in all respects as if you had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this stock option award through the scheduled expiration date of such employment agreement and (ii) the date of termination of your employment for all purposes under this Section 4 shall be deemed to be the scheduled expiration date of such employment agreement.
Section 5. Exercise. To exercise this award, you must pay the exercise price and all applicable taxes on the gross gain. You are urged to seek advice from your tax accountant or attorney when making decisions regarding the exercise of this award. This award may not be assigned.
Section 6. Responsibility for Taxes.
(a) Stock options are granted and exercised in the United States. At the time of exercise, if you are a U.S. taxpayer, Disney will withhold all U.S. federal and state taxes as required by law at the then-current rate for supplemental wage income as applicable.
(b) If you are at the time of exercising this award resident in a foreign country, you shall be responsible for the payment of all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), and Disney will either withhold the Tax-Related Items as required by local law, or, alternatively, you will be required to pay the Tax-Related Items directly or, where permitted by local law with respect to fringe benefit or employer social taxes, to reimburse Disney or the Affiliate by whom you are employed (the “Employer”) for the Tax-Related Items paid by Disney or such Affiliate. Regardless of any action Disney or the Employer takes with respect to any Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Disney or the Employer. Further, if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Disney and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Section 7. No Advice Regarding Grant. Disney is not providing any tax, legal or financial advice, nor is Disney making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares. You are advised to consult with your own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

Section 8. Governing Law and Venue. This Stock Option Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Delaware, without giving effect to the choice of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this stock option, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Los Angeles, California, or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
Section 9. Electronic Delivery. Disney may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Disney or a third party designated by Disney.
Section 10. Severability. The provisions of this Stock Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 11. Relocation. If you relocate to another country during the life of the option, certain additional provisions (including, without limitation, data privacy provisions) for such country shall apply to you, to the extent Disney determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and you may be required to sign additional agreements and undertakings as may be necessary or advisable to accomplish the foregoing. If you relocate to another country and then return to the United States prior to exercise of the option, only the provisions of this Stock Option Agreement shall apply to you. An appendix of provisions currently applicable to optionees who are relocated to various foreign jurisdictions is available for your review at www.benefits.ml.com.
Section 12. Data Privacy. You expressly authorize and consent to the collection, possession, use, retention and transfer of your personal data, whether in electronic or other form, by and among Disney, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing your Awards under, and participation in, the Plan. Such personal data may include, without limitation, your name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Disney shares held or sold by you, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to you, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). You acknowledge, understand and agree that Data will be transferred to Merrill Lynch, which is assisting Disney with the implementation, administration and management of the Plan, and/or to such other third-party plan administrator(s) and/or recipients as may be selected by Disney in the future. You understand that one or more of the administrators or recipients of Data may be located in countries other than the country of your current residence, and that such other countries may have data privacy laws and protections different from, and less protective than, the laws and protections of the country of your current residence, the Member States of the European Union or any other country to which you may be at any time relocated.

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